UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 15, 2011

HCW PENSION REAL ESTATE FUND LIMITED PARTNERSHIP

(Exact name of Registrant as specified in its charter)

Massachusetts	0-14578	04-2825863
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.

HCW Pension Real Estate Fund Limited Partnership (the “Partnership” or “Registrant”), a Massachusetts limited partnership, owned Lewis Park Apartments (“Lewis Park”), a 269-unit apartment complex located in Carbondale, Illinois. As previously reported, on September 13, 2011 (the “Effective Date”), the Partnership entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, Capstone Development Corp., an Alabama corporation, to sell Lewis Park for a total sales price of $11,200,000.

As previously reported, on November 29, 2011, Capstone Development Corp. assigned the Purchase Agreement to an affiliate, CDC-Carbondale, LLC (the “Purchaser”), an Alabama limited liability company. As previously reported, the Partnership and the Purchaser also entered into a First Amendment to the Purchase and Sale Contract (the “First Amendment”), on November 29, 2011, pursuant to which the sales price was reduced to $10,300,000 and the expected closing date was extended from December 2, 2011 to December 29, 2011.  In addition, pursuant to the First Amendment, the Purchaser agreed to pay any and all yield maintenance fees, defeasance fees, prepayment fees or fees of a similar nature in connection with the payment of the existing mortgage encumbering Lewis Park (the “Prepayment Fee”); however, the Purchaser would not be required to pay more than $900,000 for the Prepayment Fee.

On December 15, 2011, the Partnership sold Lewis Park to the Purchaser for a total sales price of $10,300,000.Lewis Park was the Partnership’s sole remaining investment property.

In accordance with the terms of the Registrant’s Partnership Agreement, the Registrant’s general partner is currently evaluating the cash requirements of the Registrant to determine what portion of the sale proceeds will be available to distribute to its partners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCW PENSION REAL ESTATE FUND LIMITED PARTNERSHIP

By: HCW General Partner, Ltd.,
General Partner

                               By:  IH, Inc.,

                                    Managing General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Senior Director of Partnership Accounting

Date: December 19, 2011